Exhibit 10.1

FIRST AMENDMENT TO
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to the Amended and Restated Executive Employment Agreement between VAALCO Energy, Inc. and Michael Silver (“Amendment”) is made and entered into on August 30, 2022, by and between VAALCO Energy, Inc., a Delaware corporation (hereafter “Company”) and Michael Silver (hereafter “Executive”). The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into that certain Amended and Restated Executive Employment Agreement between Company and Executive dated as of May 25, 2022 (the “Employment Agreement”), and Executive is a current employee and officer of the Company; and

WHEREAS, the Parties now desire to amend certain provisions of the Employment Agreement, effective as of August 30, 2022 (the “Effective Date”), to incentivize Executive to remain employed with Company for a period of time to facilitate consummation of the proposed arrangement (the “Arrangement”) between the Company and TransGlobe Energy Corporation, an Alberta Corporation (“TransGlobe”) pursuant to an arrangement agreement, dated as of July 13, 2022 (the “Arrangement Agreement”) by and among the Company, VAALCO Energy Canada ULC (“AcquireCo”), an Alberta unlimited liability company and TransGlobe; and

WHEREAS, except for the changes made by this Amendment, the terms and provisions of the Employment Agreement shall remain unchanged and continue in full force and effect;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

1. The Parties acknowledge and agree that (i) Executive’s employment from Company terminates without Good Reason (as defined under the Employment Agreement) on the Retention Date, (ii) effective as of the date hereof, Executive is not eligible for or entitled to receive severance or termination benefits under the Employment Agreement (including the benefits described in Section 4.1(b) of the Employment Agreement), other than the Retention Bonus and Minimum Payments described herein, and (iii) effective as of the date hereof Executive has waived any right to terminate his employment with the Company for Good Reason (as defined under the Employment Agreement).

2. Article 2.3 of the Employment Agreement is amended and replaced in its entirety, as follows:

2.3         Effect of Termination. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment hereunder for any reason, and without any action of any person, Executive will no longer be (a) an employee or officer of the Company or any of its Affiliates in any capacity, or retain any title or authority for the Company or any of its Affiliates, or (b) serve in any governing, fiduciary or agency capacity for, or on behalf of the Company or any Affiliate, or as a member of any committee of the Company or any Affiliate. Upon termination of Executive’s employment, Executive shall immediately resign from all officer positions and all boards of directors of the Company or any Affiliates of which he may then be a member. Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

3. Article 4.1 of the Employment Agreement is amended by the addition of the following new Section 4.1(c) at the end thereof, as follows:

(c)         Retention Bonus.

(i)         Eligibility. If the requirements of this Article 4.1(c) are satisfied, Executive shall be entitled to payment of the Retention Bonus. To be eligible to receive the Retention Bonus, (A) the Executive must either (1) remain continuously employed by the Company from the Initial Effective Date through the end of the Retention Period or (2) experience a Qualifying Retention Bonus Termination prior to the end of the Retention Period, and (B) the Executive (or in the event of the Executive’s death, the Executive’s estate) must execute a Release pursuant to and within the time frame set forth in Section 4.3 (as modified below) and the time period for revoking such Release must expire without revocation thereof (such expiration date, the “Release Effective Date”).

(ii)         Payment of Retention Bonus. In addition to paying to Executive the “Minimum Payments” to which he is entitled under Section 4.1(a) as of the Termination Date, if Executive satisfies the eligibility requirements in Section 4.1(c)(i) to receive the Retention Bonus, then the Company shall, subject to Section 4.3 and execution and nonrevocation of a Release no later than the Release Effective Date, provide Executive with the Retention Bonus in accordance with the below timing requirements.

(A)         If Executive remains continuously employed by the Company through the Retention Period: notwithstanding Section 4.3, the Release shall be delivered within ten (10) days of the end of the Retention Period, and the Company shall pay the Retention Bonus to Executive within sixty (60) calendar days after the end of the Retention Period; subject to later payment to the extent required by Section 4.3.

(B)         If Executive incurs a Qualifying Retention Bonus Termination for a reason other than his death, the Company shall pay the Retention Bonus to Executive within sixty (60) calendar days after the Qualifying Retention Bonus Termination; subject to later payment to the extent required by Section 4.3.

(C)         If Executive incurs a Qualifying Retention Bonus Termination due to his death, the Company shall pay the Retention Bonus to Executive’s Designated Beneficiary within sixty (60) calendar days after the Qualifying Retention Bonus Termination; subject to later payment to the extent required by Section 4.3.

4. The first sentence of Article 4.3 of the Agreement is amended by the addition of the phrase “and/or Retention Bonus” after the phrase “Termination Benefits” as it appears therein.

5. The Definitions Appendix of the Agreement is amended by the addition of the following new definitions at the end thereof, as follows:

28.         “Arrangement” means the proposed strategic business combination transaction contemplated by the Arrangement Agreement, pursuant to which AcquireCo will acquire all of the issued and outstanding common shares of TransGlobe with TransGlobe continuing as a direct wholly-owned subsidiary of AcquireCo and an indirect wholly-owned subsidiary of the Company.

29.          “Arrangement Agreement” means that certain arrangement agreement, dated as of July 13, 2022, by and among the Company, VAALCO Energy Canada ULC, an Alberta unlimited liability company (“AcquireCo”) and TransGlobe Energy Corporation, an Alberta Corporation (“TransGlobe”).

30.         ”Initial Effective Date” means August 30, 2022.

31.         “Qualifying Retention Bonus Termination” means the occurrence of any of the following events on or before the Retention Date: (i) Executive’s Separation From Service that would otherwise be considered due to a termination by the Company without Cause, (ii) Executive’s death, or (iii) Executive’s Separation From Service due to his Disability.

32.         “Retention Bonus” means a cash bonus equal to the product of (i) fifty percent (50%) of Executive’s Base Salary, multiplied by (ii) a fraction, the numerator of which is the number of days from and after January 1, 2022 through the Retention Date or, if earlier, the date of the Executive’s Qualifying Retention Bonus Termination, and the denominator of which is 365, payable by the Company, which payment is in addition to, and not in lieu of, any other bonuses, compensation and benefits to which Executive may be entitled from the Company or any Affiliate.

33.         “Retention Date” means the date that is five (5) calendar days after the earlier of (i) the consummation of the Arrangement; (ii) the termination of the Arrangement Agreement in accordance with its terms; or (iii) a date as may be mutually agreed by the Company and Executive.

34.         “Retention Period” means the period from the Initial Effective Date through 5:00 p.m. (CT) on the Retention Date.

The Amendment contains the entire agreement of the Parties with respect to the amendment set out above and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter of the Amendment. The Amendment may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused the Amendment to be executed in its name and on its behalf by its duly authorized officer.

WITNESS:	EXECUTIVE:

Signature: /s/ Lilit Kirsh	Signature: /s/ Michael Silver
Name: Lilit Kirsh	Name: Michael Silver
Date: August 31, 2022	Date: August 31, 2022

ATTEST:	COMPANY:

By: /s/ George Maxwell Name: George Maxwell Title: CEO Date: August 31, 2022	By: /s/ Andrew Fawthrop Name: Andrew Fawthrop Title: Chairman of the Board Date: August 31, 2022